UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DirectView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-5874633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21218 Saint Andrews Blvd, Suite 323 Boca Raton, FL	33433
(Address of Principal Executive Offices)	(Zip Code)

DirectView Holdings, Inc. 2019 Incentive Plan

(Full title of the plan)

21218 Saint Andrews Blvd., Suite 323

Boca Raton, Florida

(Address of principal executive offices and zip Code)

Resident Agents of Nevada, Inc.

711 South Carson Street, Suite 4

Carson City, Nevada 89701

(Name and address of agent for service)

(561) 750-9777

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.0001 par value	48,000,000 Shares	$0.004 Per Share	$192,000	$23.27

(1)	This registration statement covers common stock issuable under our plan titled “DirectView Holdings, Inc. 2019 Incentive Plan”.

(2)	This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the DirectView Holdings, Inc. 2019 Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the closing price as reported on the OTC Markets on February 15, 2019 of $0.004 per share.

EXPLANATORY NOTE

On February 5, 2019, the Board of Directors of DirectView Holdings, Inc. (the “Company”) approved the adoption of the DirectView Holdings, Inc. 2019 Incentive Plan (the “Plan”). The purpose of this Registration Statement on Form S-8 is to register with the U.S. Securities and Exchange Commission (the “Commission”) 48,000,000 shares of the Company’s common stock, par value $0.0001 per share, which may be issued by the Company upon the exercise of options granted, or other awards made, pursuant to the terms of the Plan. The reports most recently filed by the Company with the Commission are listed below in Part II, Item 3.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The applicable information set forth in Item 2 of this Registration Statement on Form S-8 is incorporated by reference in this Item 1.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information concerning the Plan specified in Part I of the instructions to Registration Statement on Form S-8 have been or will be sent or given to the participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with the Note to Part I of the instructions to Registration Statement on Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	Quarterly Report on Form 10-Q for the period ended September 30, 2018, filed with the Commission on November 19, 2018;

(2)	Quarterly Report on Form 10-Q for the period ended June 30, 2018, filed with the Commission on August 16, 2018;

(3)	Definitive Information Statement filed with the Commission on August 13, 2018;

(4)	Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the Commission on May 21, 2018;

(5)	Annual Report on Form 10-K for the period ended December 31, 2017, filed with the Commission on April 17, 2018;

(6)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in a. above; and;

(7)	The description of our common stock contained in our Registration Statement on Form 10-12(g) filed under the Exchange Act on October 30, 2009, including any amendment or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our articles of incorporation and our bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	DirectView Holdings, Inc. 2019 Incentive Plan

5.1	Legal Opinion of McMurdo Law Group LLC

23.1	Consent of Assurance Dimensions, Certified Public Accounting Firm

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Nevada Revised Statutes, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in Boca Raton, Florida, on February 19, 2019.

DIRECTVIEW HOLDINGS, INC.

Date: February 19, 2019	By:	/s/ Roger Ralston
Roger Ralston
Chief Executive Officer Principal Executive Officer

Date: February 19, 2019	By:	/s/ Christopher Cutchens
Christopher Cutchens
Chief Financial Officer Principal Financial Officer